SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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MOBILE MINI, INC.
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7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

Dear Fellow Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Mobile Mini, Inc. The meeting will be held on Wednesday, June 23, 2010, at the Fiesta Resort & Conference Center, 2100 S. Priest Drive in Tempe, Arizona. The meeting will begin at 1:00 p.m. local time.

We are pleased to take advantage of the United States Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new delivery process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On April 30, 2010, we mailed to our stockholders of record as of April 27, 2010 a Notice of Annual Meeting of Stockholders as well as a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement, form of proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2009. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote and how to receive a paper copy of the proxy materials, including a proxy card, by mail.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials and in the Proxy Statement. We encourage you to carefully read these materials, as well as the Annual Report to Stockholders.

I urge you to participate in Mobile Mini’s Annual Meeting of Stockholders. Whether or not you plan to attend the meeting, your vote is very important and I encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, as described in the proxy materials, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the envelope provided. Instructions regarding all three methods of voting are provided in the Notice of Internet Availability of Proxy Materials and on the proxy card. If you do attend the Annual Meeting, you will of course have the right to revoke your proxy and vote in person if you so desire. If you hold your shares through an account with a broker, nominee, fiduciary or other custodian, please follow the instructions you receive from them to vote your shares.

Directors and officers are expected to be available at the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the Notice and Proxy Statement.

Please vote as soon as possible, whether or not you plan to attend the meeting. Your vote is important. On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Mobile Mini.

Sincerely,

Steven G. Bunger
President, Chief Executive Officer
and Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We will hold the 2010 Annual Meeting of Stockholders of Mobile Mini, Inc. on June 23, 2010 at 1:00 p.m. local time at the Fiesta Resort & Conference Center, 2100 S. Priest Drive in Tempe, Arizona. The meeting is being called by Mobile Mini’s Board of Directors.

We will hold the meeting to:

1. Elect two members of the Board of Directors for three-year terms;

2. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010;

3. Hold an advisory vote on executive compensation; and

4. Transact any other business that may properly come before the meeting and any adjournments thereof.

Items 1 through 3 are more fully described in our Proxy Statement. We have not received notice of other matters that may be properly presented at the annual meeting.

The stockholders of record at the close of business on April 27, 2010 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

We are furnishing our proxy materials, including our Proxy Statement and form of proxy card and Annual Report for fiscal year 2009, to our stockholders on the Internet in lieu of mailing a printed copy of our proxy materials to each stockholder of record. You will not receive a printed copy of our proxy materials unless you request one. This Notice of Annual Meeting of Stockholders and the accompanying Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote and how to receive a paper copy of the proxy materials, including a proxy card, by mail.

If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised by attending the annual meeting and voting in person, duly executing and delivering a proxy bearing a later date, or sending written notice of revocation to our Corporate Secretary at our address set forth above. Whether or not you plan to be present at the annual meeting, we encourage you to vote your proxy by telephone or via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. If you request a printed copy of our proxy materials, you may also provide your proxy by signing the proxy card enclosed therein and returning it in the envelope that will be provided with the printed materials. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

By order of the Board of Directors

Christopher J. Miner, Secretary
Tempe, Arizona
April 30, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 23, 2010:
Our proxy statement and our 2009 annual report to stockholders are available at www.proxyvote.com

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 23, 2010

On or about April 30, 2010, a Notice of Internet Availability of Proxy Materials and Notice of Annual Meeting of Stockholders were mailed to stockholders of record at the close of business on April 27, 2010. These notices were furnished in connection with the solicitation of proxies by the Board of Directors of Mobile Mini, Inc. (“Mobile Mini” or the “Company”), to be voted at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements thereof, for the purposes set forth in the notices and discussed in this Proxy Statement. The Annual Meeting will be held at 1:00 p.m. on June 23, 2010 at the Fiesta Resort & Conference Center, 2100 S. Priest Drive in Tempe, Arizona. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet or in person at the Annual Meeting, another proxy dated as of a later date.

Stockholders of record at the close of business on April 27, 2010 will be entitled to vote at the meeting on the basis of one vote for each share held. On April 27, 2010, there were [36,375,404] shares of common stock outstanding and [8,190,969] shares of Series A Convertible Redeemable Participating Preferred Stock (“Series A Preferred Stock”) outstanding. The Series A Preferred Stock votes on an “as converted” basis, and each share entitles its holder to one vote. On all matters before the stockholders at the Annual Meeting, the common stock and the Series A Preferred Stock vote as a single class.

We will bear the entire cost of proxy solicitation, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock.

VOTING PROXIES

Shares of stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions specified in the proxies. If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR the election as directors of the nominees named in this proxy statement, FOR the ratification of the selection of the Company’s independent registered public accounting firm and FOR support of our executive compensation.

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Annual Meeting of Stockholders as well as the Notice of Internet Availability of Proxy Materials are being forwarded to you by your broker or nominee, who is considered the “record holder,” along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder prior to the meeting, the record holder will be entitled to vote your shares in its discretion on the proposals seeking ratification of the selection of the Company’s independent registered public accounting firm and support of our executive compensation, but will not have discretion to vote in the election of directors.

As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity that is an NYSE member holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. As a result, brokers or other entities holding shares for an owner in street name may vote on routine proposals even if no voting instructions are provided by the owner.

A stockholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals.

The management and Board of Directors of the Company know of no matters to be brought before the meeting other than the proposals discussed below. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in this proxy to vote in their discretion on all matters on which the shares of stock represented by such proxy are entitled to vote.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes and directors in each class serve three-year terms. At each annual meeting, the term of one class expires. This year, two directors are to be elected to hold office for three-year terms and until their respective successors are elected and qualified. The Board of Directors currently consists of eight members.

One of our directors, Sanjay Swani, and a former director, Michael E. Donovan, were appointed on June 25, 2008 effective upon the closing of Mobile Mini’s acquisition of Mobile Storage Group, Inc. (“MSG”), pursuant to a stockholders agreement between Mobile Mini and Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS”). Mr. Donovan was appointed a director in the class of directors whose term expired in 2009, and Mr. Swani was appointed in the class whose term expires in 2011. Under the stockholders agreement, WCAS has the right to have a designee on the Board of Directors serve until the end of 2011 and previously had the right to have a second designee on the Board of Directors serve until the end of 2009. Michael E. Donovan served in this latter role until December 31, 2009, when his service as a director terminated. Under the stockholders agreement, WCAS also has the right to appoint an observer to attend Board meetings. The observer does not vote on issues before the Board. The Board of Directors elected James J. Martell as a director, effective January 1, 2010.

Nominees

Frederick G. McNamee, III has served as a director since June 2008 and is the chairman of our Nominating and Corporate Governance Committee. He has been a principal of Quadrus Consulting, a consulting practice primarily focused in the manufacturing operations and strategic planning domains, since 2000. During the past two years, Mr. McNamee has also participated as an “angel” investor in a number of private company financings, gaining experience with evaluating financial statements and business prospects. From 1994 to 1998, he served as the Chairman, President and Chief Executive Officer of Continental Circuits Corporation, which manufactured complex, multi-layer circuit boards used in electronic equipment intended for the computer, communications, instrumentation and industrial controls industries. Following the acquisition of Continental Circuits by Hadco Corporation in 1998, he served as Hadco’s interim chief technology officer and senior vice president in charge of operations in Malaysia and Phoenix. Mr. McNamee received his B.S. in Industrial Engineering from Purdue University in 1979. Mr. McNamee’s past and ongoing business experiences and education have provided our Board with insight into managing a public company, financial oversight and conducting manufacturing operations. Age 53.

Lawrence Trachtenberg has served as a director since 1995. He previously served as Mobile Mini’s Executive Vice President, Chief Financial Officer, General Counsel, Secretary and Treasurer. He retired from the General Counsel and Secretary positions in June 2008 and as our Chief Financial Officer and Treasurer in November 2008. He retired from being an Executive Vice President on December 31, 2008 and continues to serve as a non-officer employee of Mobile Mini. Mr. Trachtenberg is a member of the board of trustees of the Arizona State Retirement System. He received his J.D. from Harvard Law School in 1981 and his B.A. in Accounting/Economics from Queens College of the City University of New York in 1977. Mr. Trachtenberg brings to our Board meaningful institutional knowledge of our Company acquired throughout his long tenure of service, and experience with legal and accounting matters. Age 53.

Both of the nominees are current directors and have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the director nominees, stockholders may vote FOR nominees or WITHHOLD votes from nominees.

Unless you tell us by your proxy to vote differently, your shares will be voted FOR the Board’s nominees. If a quorum is present, the two nominees who receive the most votes will be elected. WITHHOLD votes that are withheld will not count as either votes for or against the nominee.

Our Board recommends that you vote “FOR” each of these nominees.

Continuing Directors

The terms of Steven G. Bunger, Sanjay Swani and Michael L. Watts end in 2011 and the terms of Jeffrey S. Goble, James J. Martell and Stephen A McConnell expire in 2012.

Steven G. Bunger has served as our Chief Executive Officer, President and a director since April 1997, and as our Chairman of the Board since February 2001. Mr. Bunger joined Mobile Mini in 1983 and initially worked in our drafting and design department. He served in a variety of positions including dispatcher, salesperson and advertising coordinator before joining management. He served as sales manager of our Phoenix branch and our operations manager and Vice President of Operations and Marketing before becoming our Executive Vice President and Chief Operating Officer in November 1995. He is also a director of Cavco Industries, Inc., one of the nation’s largest producers of manufactured housing. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. As our Chief Executive Officer and President, Mr. Bunger provides our Board with knowledge of the Company’s day-to-day operations and his history of service to the Company in a variety of positions and in our industry gives our Board insight into a number of strategic and operational areas. Age 48.

James J. Martell has served as a director since January 2010 when he was elected by the Board of Director’s to fill the director post vacated by Michael E. Donovan. Mr. Martell is the current chairman of Express-1 Expedited Solutions, Inc., a public company engaged in the ground and air freight business, and has over 30 years of experience in the transportation and logistics sectors. Mr. Martell has acted, and continues to act, as a consultant to WCAS, where he is a member of WCAS’s Resources Group and serves as a director of two WCAS privately-held portfolio companies, Ozburn-Hessey Logistics and Vision Holdings Logistics. Mr. Martell graduated in 1976 from Michigan Technological University with a B.S. degree in Business Administration. Mr. Martell brings a strong independent voice and relevant logistics and transportation industry knowledge to our Board. Age 55.

Jeffrey S. Goble was appointed to the Board of Directors in February 2006. Mr. Goble is President of Medegen, Inc. which develops and manufactures specialty infusion therapy medical devices and provides contract-manufacturing services for medical device and pharmaceutical original equipment manufacturers. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Medegen was founded when Mr. Goble, along with other current Medegen executives, executed a management-led buy-out of certain operations of the Tech Group Inc. in 2001. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of the Tech Group’s North American contract manufacturing division. Mr. Goble joined the Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Earlier, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. in Political Science from Arizona State University. Mr. Goble adds business, financial and organizational skills, manufacturing experience and entrepreneurial energy to our Board. Age 49.

Stephen A McConnell has served as a director since August 1998. Since 1996, he has been President of Solano Ventures, a private capital investment company holding investments in a broad range of businesses, primarily in Arizona. From 1998 to 2004, Mr. McConnell served as majority stockholder and Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995, he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of Global Entertainment Corporation and a number of private companies. Mr. McConnell has a B.A. in Economics from Harvard College and an MBA from Harvard Business School. Our Board benefits from Mr. McConnell’s extensive director experience, knowledge of finance and accounting, and insight into manufacturing, construction and distribution businesses. Age 57.

Sanjay Swani has served as a director since June 27, 2008, when he was appointed to the Board of Directors upon Mobile Mini’s acquisition of MSG pursuant to the Stockholders Agreement between us and WCAS. Mr. Swani served as a director of MSG from August 2006 until June 2008. Mr. Swani joined WCAS as a vice president in 1999 and became a general partner in 2001. Prior to joining WCAS, Mr. Swani worked at Fox Paine & Company, L.L.C. from June 1998 to May 1999 and was with Morgan Stanley & Co. Incorporated in their mergers and acquisitions area from 1994 to 1998, and in their debt capital markets area from 1988 to 1990. Mr. Swani has an undergraduate degree from Princeton University (1987) and graduate degrees from the MIT Sloan School of Management (1994) and Harvard Law School (1994). He serves on the board of directors of ITC DeltaCom, Inc. and several private companies. Mr. Swani brings to our Board investor perspective and significant experience in strategic and finance matters. Age 43.

Michael L. Watts has served as a director since 2002. Mr. Watts founded Sunstate Equipment Company in 1977, where he serves as Chairman. Sunstate Equipment Co. is one of the largest independently owned and twelfth largest construction equipment rental company operating in the United States, and currently has 52 locations in eight states. Mr. Watts also was the founder and served as Chairman of Trench Safety Equipment Company, a specialty equipment rental company, from 1987 until the company was sold in 1998. Mr. Watts adds an independent voice and deep equipment leasing industry knowledge to our Board. Age 62.

Corporate Governance and Related Matters

Corporate governance is the system that allocates duties and authority among a company’s stockholders, board of directors and management. Mobile Mini’s Board of Directors is committed to maintaining strong corporate governance principles and practices. Our Board of Directors periodically reviews evolving legal, regulatory, and best practices developments to determine those that will best serve the interests of our stockholders, and adopts policies intended to strengthen our corporate governance framework. As a result of this active engagement, in late 2009 the Board announced the Company’s shareholder rights plan (a so-called “poison pill”) would be allowed to expire, the Board adopted a policy with respect to any future shareholder rights plans and the Board also adopted a policy giving stockholders an advisory vote on executive compensation policies and practices (commonly referred to as “say-on-pay”). The Board will continue to monitor corporate governance best practices and is committed to adopting policies that are in the best interests of the Company, its stockholders, employees and customers.

“Independent” Directors.  Each of our directors other than Messrs. Bunger and Trachtenberg, who are employees of the Company, qualifies as “independent” in accordance with the published definitions and listing requirements of The Nasdaq Stock Market (“Nasdaq”). Nasdaq’s independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq rules, our Board of Directors has made an affirmative subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to Mobile Mini and Mobile Mini’s management. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Mobile Mini in which the director or officer, or any member of his or her family, have a direct or indirect material interest.

Based upon all of the elements of independence set forth in the Nasdaq rules and listing standards, the Board of Directors has determined that each of the following non-employee directors is independent and has no relationship with Mobile Mini, except as a director and stockholder of the Company:

Jeffrey S. Goble Stephen A McConnell Sanjay Swani	James J. Martell Frederick G. McNamee Michael L. Watts

In addition, the Board determined that: (i) Steven G. Bunger is not independent because he is the Chief Executive Officer and President of Mobile Mini; and (ii) Lawrence Trachtenberg is not independent because he continues to provide services to us as a non-officer employee.

“Independence” for Audit Committee Members and Audit Committee Financial Expert.  In addition, as required by Nasdaq rules, the members of our Audit Committee must each qualify as “independent” within the meaning of Section 10A of the Securities Exchange Act of 1934, as amended. Our Board has determined that each of the members of our Audit Committee qualify as independent under Section 10A. Our Audit Committee must also include at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with Securities and Exchange Commission (“SEC”) rules, including that the person meets the relevant definition of an “independent director.” Our Board has determined that Stephen A McConnell is an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. McConnell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. McConnell any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Lead Independent Director.  Michael L. Watts has been elected by our independent directors to serve as the Lead Independent Director, and he served in that capacity throughout 2009. The Lead Independent Director is responsible for coordinating the activities of the other independent directors and performs various other duties. The general authority and responsibilities of the Lead Independent Director are established in our Corporate Governance Guidelines, which are posted on our web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page.

Board Leadership Structure.  Our Corporate Governance Guidelines provide that the Board may select either a combined Chief Executive Officer and Chairman or appoint a Chairman who does not also serve as Chief Executive Officer. Currently, our Chief Executive Officer also serves as Chairman and, as discussed above, our independent directors also elect a Lead Independent Director. The Board believes this leadership structure is best for the Company at the current time, as it provides the Company with a Chief Executive Officer and Chairman with a long history of service in a variety of positions and who is, therefore, deeply familiar with the history and operations of the Company. The Board also believes that the current leadership structure provides independent oversight and management accountability through regular executive sessions of the independent directors that are mandated by our Corporate Governance Guidelines and which are chaired by the Lead Independent Director, as well as through a Board composed of a majority of independent directors.

Board Role in Risk Oversight.  The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Board Meetings

The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different committees as described in this section of the Proxy Statement. Committees regularly report on their activities and actions to the full Board of Directors. In addition, the Corporate Governance

Guidelines that have been adopted by our Board of Directors call for regular executive session meetings of the independent directors. During 2009, the Board of Directors and the Audit Committee each met in executive session during their respective regularly scheduled meetings. Executive sessions of the Board are chaired by Michael L. Watts as Lead Independent Director.

In 2009, the Board held eight meetings. Each Director attended at least 75% of the Board of Director meetings and meetings of committees on which he or she served, during his or her tenure as a director and committee member.

Review and Approval of Transactions with Related Persons

In 2007, the Board of Directors adopted a written policy and procedures for review and approval of transactions involving Mobile Mini and “related persons” (which includes directors and executive officers or their immediate family members, or stockholders and their immediate family members owning five percent or more of Mobile Mini’s common stock). The policy applies to any transaction in which Mobile Mini is a participant and any related person has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Mobile Mini, or compensation arrangements between Mobile Mini and an executive officer or director, or transactions involving competitive bids or in which standing pre-approval has been given.

The Audit Committee is responsible for reviewing the material facts of all related person transactions, subject to the exceptions described above. The committee will either approve or disapprove the entry into the related person transaction. If advance approval is not feasible, the transaction will be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction with a related person, the committee will take into account, among other factors that it determines to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Information relating to Mobile Mini’s transactions with related persons is set forth at page 31, under the heading “Related Person Transactions.”

Board Committees and Charters

Our Board of Directors currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director in accordance with Nasdaq standards.

Below is a brief description of each committee of our Board of Directors. Each committee has authority to engage legal counsel or other advisors and consultants as it deems appropriate to carry out its responsibilities. Each of the Board’s committees has a written charter approved by the Board. A copy of each charter is posted on Mobile Mini’s web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page. The table below provides current membership and 2009 meeting information for each of the Board committees.

Nominating &
Name	Audit		Compensation		Governance

Bunger
Trachtenberg
Goble	X		X	*	X
Martell			X		X
McConnell	X	*	X		X
McNamee	X		X		X *
Swani			X
Watts**	X		X		X

Total meetings during 2009	5		3		2

*	Committee Chairperson

**	Lead Independent Director

Audit Committee.  Messrs. McConnell (Chairman), Goble, McNamee and Watts were the members of the Audit Committee during 2009. Michael E. Donovan, whose service as a director ended on December 31, 2009, served as a member of the Audit Committee until December 31, 2009. Pursuant to the Audit Committee charter, the Audit Committee oversees Mobile Mini’s financial reporting process and related risks, and meets with management and our independent registered public accounting firm to review the results and scope of the audit, risks relating to accounting matters, financial reporting and legal and regulatory compliance and developments, and the services provided by the independent registered public accounting firm. The Audit Committee is required by rules of the SEC to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report for 2009 is set forth beginning on page 10 of this Proxy Statement.

Compensation Committee.  Messrs. Goble (Chairman), McConnell, McNamee, Swani and Watts were members of the Compensation Committee during 2009, and Mr. Martell became a member of such committee following his appointment as a director in January 2010. Pursuant to its charter, the Compensation Committee reviews officer and director compensation and makes recommendations thereon to the Board of Directors. The Compensation Committee also administers our compensation and incentive plans, including our stock option plans, and determines, upon review of relevant information from management, the employees to whom options or restricted stock shall be granted. The Compensation Committee’s report on executive compensation is set forth on page 28 of this Proxy Statement.

The Compensation Committee is also responsible for overseeing risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee may retain its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The Compensation Committee chair also regularly meets with management between formal Committee meetings.

Nominating and Corporate Governance Committee.  Messrs. McNamee (Chairman), Goble, McConnell and Watts were members of the Nominating and Corporate Governance Committee during 2009, and Mr. Martell became a member of such committee following his appointment as a director in January 2010. Mr. Martell succeeded Michael G. Donovan, who served on the committee until December 31, 2009. The Nominating and Corporate Governance Committee is responsible for considering and periodically reporting to the Board of Directors on matters relating to the identification, selection and qualification of candidates nominated to the Board and its committees; reviewing and assessing the effectiveness of the Corporate Governance Guidelines on significant corporate governance issues and recommending to the Board proposed revisions to such guidelines; overseeing the evaluation of management, the Board and the committees thereof; evaluating and recommending compensation for non-employee directors to the Compensation Committee and the Board; and performing such other functions as the Board may from time to time assign to it. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.”

The Nominating and Corporate Governance Committee is responsible for oversight of risks relating to management and Board succession planning, ethics, corporate governance and business practices.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The committee is responsible for screening and reviewing potential director candidates and recommending qualified candidates to the Board for nomination. The committee considers recommendations of potential candidates from current directors, management and stockholders. Stockholders’ nominees for directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the committee to assess his or her qualifications. Nominations from stockholders must be addressed and must be received in accordance with the instructions set forth under “Submission of Stockholder Proposals” on page 32 of this Proxy Statement in order to be included in the proxy statement relating to the next annual election of directors.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as work experience; understanding of and achievements in manufacturing, equipment leasing, technology, finance and marketing; and other knowledge and experience relevant to Mobile Mini’s core businesses. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board when the committee makes recommendations of candidates to the Board for nomination. As a result, the priorities and emphasis that the Nominating and Corporate Governance Committee, and the Board, places on various selection criteria may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. In addition, the Nominating and Corporate Governance Committee, and the Board, is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. We believe that the considerations and the flexibility of our nomination process has created on our Board diversity of a type that is effective for our Company.

Director Attendance at Annual Stockholder Meetings

Members of our Board of Directors are encouraged to attend our annual meetings of stockholders. The Board does not have a formal policy that requires attendance at the annual meetings because our directors consistently are present at stockholder meetings. All directors attended last year’s annual meeting of stockholders and we anticipate each will be present at the Annual Meeting this year. Our Board schedules its meetings such that a meeting of the Board is held on the same date as the annual meeting of the stockholders.

Director Compensation

We currently have six non-employee directors that qualify for compensation. In 2009, each non-employee director received an annual payment of $28,000 plus $1,200 for each Board meeting and $750 for each Committee meeting attended in person. If a non-employee director attends a Board or committee meeting via telephone conference call or otherwise than in person, he receives $250 for such meeting attendance. The Lead Independent Director receives an additional $5,000 annual retainer, the chair of the Audit Committee receives an additional $8,000 annual retainer, and the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual retainer of $4,000. On August 1st of each year, each non-employee director receives an automatic award of shares of our common stock having a fair market value of $82,500. The stock award is made pursuant to our 2006 Equity Incentive Plan.

Mr. Bunger, our President, Chief Executive Officer and Chairman of the Board, does not receive any separate compensation for serving as director. Pursuant to his employment agreement, Mr. Trachtenberg receives for his board service the same fees and equity grants paid to non-employee directors. We indemnify our directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to Mobile Mini. This is required by our Certificate of Incorporation, and we have also signed agreements with our directors, contractually obligating us to provide this indemnification to them.

The following table sets forth a summary of the director compensation we paid to our non-employee directors and to Lawrence Trachtenberg in 2009.

Director Summary Compensation

		2009
	Fee Earned or Paid	Stock Awards
Name	in Cash ($)(1)	($)(2)	Total($)

Michael E. Donovan	32,850	34,358	67,208
Jeffrey S. Goble	40,050	82,485	122,535
Frederick G. McNamee	40,050	82,485	122,535
Stephen A McConnell	44,050	82,485	126,535
Sanjay Swani	34,350	82,485	116,835
Lawrence Trachtenberg(3)	34,550	130,601	165,151
Michael L. Watts	39,850	82,485	122,335

(1)	The table below summarizes the director fees earned or paid to these directors.

	Annual
	Director	Chairman or Lead		Total Cash
	Fee(1)	Director Retainer	Meeting Fees	Compensation

Michael E. Donovan	$28,000	$—	$4,850	$32,850
Jeffrey S. Goble	28,000	4,000	8,050	40,050
Frederick G. McNamee	28,000	4,000	8,050	40,050
Stephen A McConnell	28,000	8,000	8,050	44,050
Sanjay Swani	28,000	—	6,350	34,350
Lawrence Trachtenberg	28,000	—	6,550	34,550
Michael L. Watts	28,000	5,000	6,850	39,850

(1)	Amounts in the above table do not include a payment of $7,000 made in 2009 to each non-employee director in connection with the 2008 annual director fees.

(2)	Under the our 2006 Equity Incentive Plan (the “Incentive Plan”), each non-employee director is automatically awarded shares of Mobile Mini common stock having a fair market value of $82,500 at the time of award. The Company does not issue fractional shares for these awards nor does the Company compensate in cash for any fractional differences between the share-value and $82,500. The values included within this column have not been, and may never be, realized. The value of the shares realized by the holder will depend on the share price on the date the shares awarded are sold.

(3)	Does not include amounts paid to Mr. Trachtenberg as a non-officer employee of the Company. Under the terms of his employment agreement, Mr. Trachtenberg received a salary of $75,000 during 2009 and was eligible to receive director fees and stock grants as if he was an outside director. Stock awards include a pro-rated grant made in January 2009 to reflect stock grants given to directors in August 2008 as well as the full annual stock grant given to directors in August 2009.

Non-Employee Director Stock Ownership Requirement

Stock ownership guidelines for non-employee directors of Mobile Mini were approved by our Compensation Committee and adopted by our Board, effective on January 1, 2007. Each non-employee director is required to own shares of our common stock having a value at least equal to four times the annual retainer paid to non-employee directors. The measurement date to determine compliance with the stock ownership requirement is December 31st of each year. The requirement is being phased in over a four-year period, and any newly elected non-employee director will have four years following his or her election to the Board to meet the stock ownership requirement. We do not have similar stock ownership requirements for our officers.

Communication with the Board of Directors

Stockholders may communicate with the Board of Directors by writing to us at Mobile Mini, Inc., 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283, Attn: Corporate Secretary. Communication received in writing will be distributed to the Chairman of the Board or the chairman of the appropriate Board committee, depending on the facts and circumstances contained in the communication received. The Corporate Secretary has been instructed not to forward items that are deemed to be of a frivolous nature, unrelated to the duties and responsibilities of the Board or are otherwise inappropriate for the Board’s consideration. In certain instances, the Corporate Secretary may forward such correspondence elsewhere in the Company for review and possible action or response.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (including a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (the “Code”) that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code embodies our principles and practices relating to the ethical conduct of Mobile Mini’s business and its commitment to honesty, fair dealing and full compliance with all laws and regulations affecting Mobile Mini’s business. The Code is posted on our Internet web site at www.mobilemini.com under the “Corporate Governance” section of the “Investor Relations” page.

We will provide a copy of the Code upon written request to us at Mobile Mini’s address provided elsewhere in this Proxy Statement. We intend to satisfy the disclosure requirement regarding an amendment to, or waiver from, a provision of the Code by posting such information on our web site, at the address and location specified above, and to the extent required, by filing a Current Report on Form 8-K with the SEC disclosing such information.

Audit Committee Disclosure

The Audit Committee is comprised solely of independent directors, and, among other things, is responsible for:

•	establishing policies and procedures for appointing, reviewing, and overseeing the performance and independence of the independent registered public accounting firm (“independent auditors”);

•	reviewing with independent auditors and financial management of the Company, and approving, the plan and scope of the audit and permissible audit related work;

•	pre-approving all audit and permissible non-audit fees;

•	reviewing and approving the guidelines established for the dissemination of financial information;

•	holding meetings periodically with the independent and internal auditors, the Board and management to review and monitor the adequacy and effectiveness of reporting, internal controls, risk assessment, and compliance with Company policies;

•	reviewing consolidated financial statements and disclosures;

•	reviewing with management and independent auditors, and approving, disclosure controls and procedures and accounting principles and practices; and

•	performing other functions or duties deemed appropriate by the Board.

Audit Committee Pre-approval Policy

The Audit Committee has established a pre-approval policy and procedures for audit, audit-related and tax services that can be performed by the independent auditors without specific authorization from the Audit Committee subject to certain restrictions. The policy sets out the specific services pre-approved by the Audit Committee and the applicable limitations, while ensuring the independence of the independent auditors to audit the Company’s financial statements is not impaired. The pre-approval policy does not include a delegation to management of the Audit Committee responsibilities under the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee

In connection with the financial statements for the fiscal year ended December 31, 2009, the Audit Committee has:

(1) reviewed and discussed the audited financial statements with management,

(2) discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and

(3) received the written disclosure and letter from the Auditors with respect to the matters required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence.”

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC. The Board has approved this inclusion.

THE AUDIT COMMITTEE

Stephen A McConnell (Chair)
Jeffrey S. Goble
Frederick G. McNamee, III
Michael L. Watts

PROPOSAL 2:

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of Mobile Mini’s consolidated financial statements and the effectiveness of internal control over financial reporting for the year ending December 31, 2010. In taking this action, the Audit Committee considered Ernst & Young’s independence with respect to the services to be performed and other factors, which the Audit Committee and the Board of Directors believe is advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. Representatives of Ernst & Young are expected to attend the annual meeting. They will have the opportunity to make a statement at the annual meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young LLP

The Audit Committee, with the ratification of the stockholders, engaged Ernst & Young LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2009. The following is the breakdown of aggregate fees paid by the Company to the auditors for the last two fiscal years:

Fee Category	2008 Fees ($)	2009 Fees ($)

Audit Fees(1)	1,152,862	815,322
Audit Related Fees(2)	619,207	—
Tax Fees(3)	123,016	243,889
All Other Fees(4)	1,385	1,995

Total Fees	1,896,470	1,061,206

(1)	Audit fees include fees associated with the annual audit, including the audit of internal control over financial reporting, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, comfort letters associated with the issuance of debt or equity securities; review of documents filed with the SEC, and accounting and financial reporting consultation and research work necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)	Audit-related fees relates to due diligence services performed related to the acquisition of Mobile Storage Group.

(3)	Tax fees relate to tax compliance and advisory services related to Federal, state, local and franchise taxes, as well as compliance and advisory services related to the Company’s United Kingdom operations. 2009 fees include approximately $71,000 of I.R.S. examination related fees.

(4)	All other fees relate to the Company’s annual subscription for EY/Online service.

None of the above-described professional service fees were approved by the Audit Committee in reliance upon the de minimus exception to the pre-approval requirements of federal securities laws and regulations.

An affirmative vote of the majority of the votes cast at the annual meeting is required to ratify the selection of Ernst & Young LLP as the Company’s independent auditor. Abstentions will not be counted either as for or against this proposal. If the appointment of Ernst & Young LLP as auditors for 2010 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for 2010 will stand, unless the Audit Committee determines there is a reason for making a change.

The Board of Directors Recommends a Vote “FOR” Proposal 2.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis section of this Proxy Statement, we design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership. Pay that reflects performance and alignment of that pay with the interests of long-term stockholders are key principles that underlie our compensation program design.

The Board of Directors values and encourages constructive dialogue on compensation and other important governance topics with our stockholders, to whom it is ultimately accountable. Our Board of Directors has concluded that providing stockholders with an advisory vote on executive compensation (commonly referred to as “say-on-pay”) every three years will enhance stockholder communication by providing another avenue to obtain information on investor sentiment about our executive compensation philosophy, policies, and practices. We believe holding an advisory vote every three years (a “triennial” vote) will be the most effective means for conducting and responding to a say-on-pay vote.

Although the vote is non-binding, the Board and the Compensation Committee will review the voting results. To the extent there is any significant negative say-on-pay vote, we would consult directly with stockholders and advisors to better understand the concerns that influenced the vote. The Board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Accordingly, the Board of Directors recommends that you indicate your support for the Company’s compensation philosophy, policies, and practices and their implementation as described in the Compensation Discussion and Analysis section of this proxy statement.

The Board of Directors recommends a vote “FOR” Proposal 3.

OTHER MATTERS

Our Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this proxy statement to vote the shares they represent as the Board may recommend.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the fiscal year 2009 compensation program for our fiscal year 2009 named executive officers, who are:

•	Steven Bunger, Chief Executive Officer, our principal executive officer,

•	Mark E. Funk, Executive Vice President and Chief Financial Officer, our principal financial officer,

•	Ron Halchishak, Managing Director, Europe,

•	Russell Lemley, former Senior Vice President — Western Division, and

•	Jody Miller, Chief Operating Officer.

Overview

The Compensation Committee of the Board of Directors (which we also call “the Committee” in this section of the Proxy Statement) has responsibility for establishing, implementing and monitoring the Company’s compensation philosophy as it relates to our executive officers. Our executive officers have broad policy-making authority in Mobile Mini, and the Committee holds them responsible for the Company’s financial performance and for setting and maintaining a culture of strong ethics. This section of our proxy statement describes Mobile Mini’s compensation program for executive officers. The focus is on the compensation program and decisions for 2009.

Base Salary Freezes

Given the uncertainty surrounding the impact of the current economic climate, no executives or employees making above $40,000 annually will receive a merit-based salary increase in 2010. Accordingly, base salaries for our named executive officers in effect at the end of fiscal year 2009 remain the same for fiscal year 2010. Generally, most Mobile Mini employees (depending upon individual performance) were eligible for merit-based salary increases of 5% from 2007 to 2008 and 3% from 2008 to 2009.

Bonus History

Given the recent economic conditions which deteriorated in each of the last two years from forecasted levels at the beginning of each year, the Company generally did not reach the performance targets necessary in 2009 or 2008 for the payment of performance bonuses to executive officers. Accordingly, the Company’s executive officers did not receive bonuses in 2009, other than Mr. Funk, who was guaranteed a bonus amount under the terms of his employment agreement. In 2007, the Company achieved most, but not all, of the target performance levels. There are no executive officers with bonus guarantees for 2010. More information regarding our non-equity compensation programs and practices is provided below.

Compensation Philosophy and Objectives

The Committee believes that an effective executive compensation program rewards the achievement of identified annual, long-term and strategic goals by the Company. An effective program seeks to align the interests of the Company’s executives with those of its stockholders by rewarding performance above established goals that may be expected to enhance stockholder value. The Committee considers performance and compensation to ensure that the Company is able to attract and retain superior people in key positions and that compensation provided to key employees is competitive relative to the compensation paid to similarly situated executives in peer companies generally. The Committee believes that an effective means of achieving those objectives is to provide a compensation package to the Company’s executives, including the named executive officers, which includes both cash and stock-based compensation that rewards performance measured against established goals.

Compensation decision-making in 2009 was challenging as all of the Company’s compensation decisions were made against a backdrop of challenging national and worldwide economic conditions that affected the Company’s business as it affected most others. In view of these challenges, the salary freeze described above was put into place for 2010 and restricted stock grants made at the end of 2009 and early 2010 for 2010 performance were generally not increased from the size of grants previously made for 2009 performance.

Setting Executive Compensation

Overview of Process and Goals.  The Committee works closely with the Chief Executive Officer to structure the Company’s annual and long-term incentive-based executive compensation to motivate executives to achieve the business goals set for the Company and to reward the executives for achieving those goals. This may take the form of Company-wide goals or discrete business unit based goals, or a combination, depending upon various factors, including a particular executive’s role in the Company and his or her primary areas of responsibility. The Committee historically reviews and sets executive compensation during November or December of each year, in conjunction with the Company’s budgeting process for the following year. This process includes setting the Company’s near and long-term business goals, the Company’s financial performance targets and other business goals.

In connection with its review and setting of executive compensation, the Committee in the past has from time to time engaged the services of the compensation consulting firm Pearl Meyer & Partners LLC. Although the Committee engaged Pearl Meyer in 2007 to review the competitiveness of Mobile Mini’s executive compensation program, no consultants completed any work for the Company in 2008 or 2009.

Because the Committee did not engage a compensation consultant to review compensation for 2009 or 2008 and because base salaries have only modestly increased since 2007, we include a description of the 2007 salary setting process. In 2007, in connection with the Committee’s review of executive compensation for 2008, Pearl Meyer & Partners and the Committee, in consultation with senior management, had identified a peer group composed of industry peers, related industry companies and selected companies with EBITDA (earnings before interest, taxes, depreciation and amortization) growth and margins ranging from 80% to 300% of the Company’s EBITDA growth and margins. The peer group consisted of the following companies:

•	Ashtead Group plc;

•	ATP Oil and Gas Corporation;

•	Casella Waste Systems, Inc.;

•	Cintas Corporation;

•	Factset Research Systems, Inc.;

•	Glacier Bancorp, Inc.;

•	H&E Equipment Services, Inc.;

•	Hornbeck Offshore Services, Inc.;

•	McGrath Rentcorp;

•	Neff Corporation;

•	Public Storage, Inc.;

•	Sciele Pharma, Inc.;

•	Strayer Education, Inc.;

•	TAL International Group, Inc.;

•	Techne Corporation; and

•	United Rentals, Inc.

Williams Scotsman International, Inc. was included within this peer group until it was acquired by Algeco in late 2007.

In addition to peer group data, six published or private compensation surveys were also utilized in 2007 by the consultants and comparisons to survey benchmark positions were made based on Mobile Mini’s size. Comparisons were reported relative to peer and survey 25th, 50th and 75th percentile levels. Overall, the study suggested that Mobile Mini’s base salary, total cash compensation, long-term incentives and total remuneration in effect during 2006 ranged from market to below market at the 25th percentile and the 50th percentile, to approximately 22% to 36% below market at the 75th percentile of the peer group. For 2007, executive salaries were set with a purpose of raising salaries to be more in line with the 75th percentile of the peer group.

The Committee has no pre-established policy or target for the allocation between either cash and non-cash compensation or short-term and long-term incentive compensation. Rather, the Committee considers the views of the executives as to the retention and motivation effects of various types of compensation awards, the historical compensation patterns of the Company’s compensation awards and other subjective and objective factors, including the performance of the senior executive management team and each individual executive during recent periods. The Committee noted that the compensation of the chief executive officer and of the chief financial officer in 2007 would be heavily weighted towards incentive compensation, with approximately 20% of each officer’s maximum achievable compensation based upon base salary and the remainder based upon achievement of maximum goals under the cash bonus plan and the value of restricted stock awards based on the market price of the Company’s common stock on the date of the award.

2009 Executive Compensation Components

For the year ended December 31, 2009, the main elements of compensation for the named executive officers were:

•	base salary;

•	a performance-based cash bonus plan; and

•	equity-based long-term compensation.

Other elements of compensation that Mobile Mini provides its executive officers include a 401(k) retirement savings plan, in which all eligible employees may participate, and modest perquisites and other personal benefits to executive officers.

Base Salary

Mobile Mini provides named executive officers and other employees a base salary to compensate them for services rendered during the fiscal year. Base salary for each named executive officer is determined based on his or her position and responsibility. During its review of base salaries for executives, the Committee primarily considers an internal review of the executive’s compensation and the performance of the executive. Salary levels are considered annually as part of the Committee’s year end review process, and in conjunction with the annual budget and performance forecasting of management, which is generally conducted during November or December of each year. Since at least 2002, the Committee has focused more attention on the equity component of overall executive compensation, and the base salary of the chief executive officer and the chief financial officer increased at the rate of approximately five percent per year between 2002 and 2006. As noted above, for 2007, the Committee, working with information developed by Pearl Meyer & Partners, an independent compensation consultant hired by the Committee, determined to bring the base salary that Mobile Mini pays to its executives in line with approximately the 75th percentile of the salary paid by its peer group. For 2008, the Committee returned to the general 5% increase characteristic of its actions in prior years, and in 2007, base salaries increased by less than 5%. For 2009, the Committee set Mr. Bunger’s base salary at $540,750 and Mr. Funk’s at $351,488, compared to base salaries of $525,000 and $341,500, for their positions respectively, in 2008. Base salaries for the other named executive officers (Messers, Halchishak, Lemley, and Miller) for 2009 ranged from $195,436 to $264,600. Most Mobile Mini senior vice presidents (including one of the other named executive officers) who are resident in the United States are party to a non-competition agreement with the Company under which the officer is paid an additional $5,000 per year. None of these individuals will receive merit-based salary increases in 2010.

Non-Equity Incentive Plan and Bonuses

Under the Company’s Non-Equity Incentive Plan, the Company’s Chief Executive Officer, Chief Financial Officer, other executive officers and certain employees (including the other named executive officers) are eligible for a cash bonus if the Company achieves identified target levels. For 2010, the targets are based primarily on earnings per share and EBITDA and/or components thereof. Branch and regional managers, sales managers and division Senior Vice Presidents also have a component of total revenue in their performance goals (each, a “Performance Category”). Target amounts of revenue, EBITDA and earnings per share are established by the Committee and the Board during the Company’s budgeting process, and those amounts are discussed by management with the Committee and then linked to “target” and “maximum” bonus performance goal amounts.

The budgeting process and the related establishment of bonus payout levels involve the Company’s management building operating budgets using different assumptions concerning factors that have a direct and measurable effect upon the Company’s financial and operating performance, including, for example, trends in general economic conditions, trends in specific industries (such as the non-residential construction industry or the retail trade industry) in which large numbers of the Company’s customers operate, interest rates, and other factors. The performance goals may be adjusted during the performance period to account for acquisitions and other events that have predictable and quantifiable effects upon the levels initially set in connection with the performance goals. Under each of the goals, the Committee adopted a sliding scale under which the Chief Executive Officer, the Chief Financial Officer and each executive officer (including one of the other named executive officers) could earn bonuses. Target bonus amounts are typically equal to a percentage of the executive’s base salary, with the percentage ranging from 25% up to a maximum of 200% of base salary if the maximum target was achieved in each Performance Category. In order to receive a bonus under the 2010 plan, achieved performance must be 5% or more above the target goal set. If achieved performance is 5% or more above the target goal, then the employee will be eligible for 100% of his/her target bonus amount associated with that performance criteria. If achieved performance is 10% above target goals for EBITDA and revenue (for those employees with revenue targets) or 15% above target goals for earnings per share, the employee will be eligible for 200% of his/her target bonus amount associated with that performance criteria. For achieved performance between 5% and 10% (or 15% as applicable) above the target goals, bonuses would be pro rated.

Under the 2010 Non-Equity Incentive Plan, as in the Company’s prior Non-Equity Incentive Plans, the performance goals may be adjusted to account for acquisitions or other events.

In 2009, the continued slowdown in the economy throughout the year adversely affected the Company’s performance results at the same time that the Company was cutting costs to manage profitability, being cash flow positive and paying down debt. Targets for 2009 were based on EBITDA, revenue and earnings per share. Despite the positive developments in the Company’s operations, the majority of the cash bonus thresholds under which executive officers would have qualified for automatic cash payments under the Company’s Non-Equity Incentive Plan were not achieved in 2009. During the five years prior to 2009, the Company’s Chief Executive Officer and Chief Financial Officer achieved performance between the target and maximum levels three times, achieved performance between the minimum and target levels one time and in one year the Company did not payout any bonus amount. The Non-Equity Incentive Plan payout percentage over the past six years, including 2009, has been between 0% and 100% of the participant’s maximum possible award, with an average payment of approximately 32%. Generally, the Committee endeavors to set the maximum payout level such that the relative difficulty of achieving the goal is anticipated to be consistent from year to year. The Committee developed the target Performance Category plan over time and believes it aligns the efforts of the Company’s management with the interests of its stockholders.

Prior to 2007, the executive cash bonus plan included a subjective bonus feature under which a bonus payment of up to 15% of the executive’s base salary could be paid in the Committee’s discretion. In connection with the 2007 cash bonus plan, the Committee terminated the subjective bonus feature. The fact that no subjective bonus amount was paid in 2007 is reflected in column (d) of the Summary Compensation Table, included elsewhere in this Proxy Statement.

Equity-Based Incentives

The Committee may grant stock options, make awards of restricted stock and make other equity-based awards to executives and other employees under our 2006 Equity Incentive Plan. The Equity Incentive Plan was adopted by the Board of Directors in February 2006 and approved by the Company’s stockholders in June 2006 at the annual meeting. In granting awards under this plan, the Committee may establish any conditions or restrictions it deems appropriate. The Company’s Chief Executive Officer traditionally has recommended to the Committee the size of stock-based awards for all officers and other employees as part of the Company’s annual budget process. Grants of equity-based awards to officers and other employees of the Company are made by the Committee in each instance. In connection with the restricted stock awards made to executive officers under the 2006 Equity Incentive Plan, one-half of the restricted stock awards vest, if at all, upon achievement of performance goals for the four fiscal years following the date of the award, and the other half of each award vests in equal annual installments over four years if the recipient of the grant remains an employee throughout the vesting period.

Annual grants of equity-based awards, including awards of shares of restricted stock, to executive officers are made at the Committee’s regularly scheduled meeting in the late fall, typically in late November or December. In some instances, the Committee may delay the making of some awards until the January or February of the following year, as was the case in 2009 and 2010 in respect of the performance-vesting portion of restricted stock awards. Such delays generally would be related to the completion of other Committee or Company actions, such as completion of annual budgeting or completion of compensation or other governance studies or reports. The delays are not related to closing of a financial reporting period or to time awards to announcements of Company information. In connection with the hiring or promotion of new executive officers during the course of the year, the Committee generally will make an equity plan award of stock options or, currently, shares of restricted stock, at the time the individual is first elected to the executive officer position, with any further awards to be made in connection with the annual setting of compensation by the Committee during the fall.

On December 11, 2009, the Committee made awards of restricted stock under the Equity Incentive Plan to certain of our employees, including the Chief Executive Officer, the Chief Financial Officer and the other named executive officers. The Committee awarded 32,582 shares of restricted stock to Mr. Bunger, 24,072 shares of restricted stock to Mr. Funk, 6,488 shares of restricted stock to Mr. Halchishak, 6,954 shares of restricted stock to Mr. Lemley, and 10,430 shares of restricted stock to Mr. Miller. These restricted stock awards are scheduled to vest in four equal annual installments, beginning on December 11, 2010. The Committee did not make performance-based (i.e., EBITDA based) awards of restricted stock until February 2010 when the fiscal planning for 2010 was completed. On February 22, 2010, the Committee awarded the following number of performance (EBITDA) based restricted stock awards: Mr. Bunger, 32,347 shares; Mr. Funk, 23,898 shares; Mr. Halchishak, 6,442 shares; Mr. Lemley, 0 shares; and Mr. Miller, 10,355 shares. In connection with the performance-based shares of restricted stock awarded in February 2010, those shares will vest, if at all, upon the Company’s achievement of EBITDA targets for each year in the period from 2010 through 2013.

In addition to the individual year EBITDA targets, there is a cumulative four year performance target that applies to all shares that did not vest based on failure to reach yearly targets. If the sum of the cumulative EBITDA actually achieved for the four years is greater than 90% of the sum of the targets for the same four year period on a grant by grant basis, then shares will be released in proportion to the ratio achieved between 90% and 100%. In other words, performance shares that do not vest due to failure to achieve EBITDA targets in any given year may nevertheless vest at the end of the four-year grant period if cumulative EBITDA achieved is 90% or more of the original four-year cumulative goal. The 2010 adjusted EBITDA target applicable in connection with such shares is 95% of the approved business plan for 2010, the second year’s target is 5% greater than the 2009 target, and each of the third and fourth years’ target is 10% greater than the respective prior year’s target.

401(k) Retirement Savings Plan and Other Benefits

Mobile Mini maintains a contributory retirement plan, the 401(k) Plan, covering all eligible employees in the United States with at least one year of service. This plan is designed to provide tax-deferred retirement benefits to employees in accordance with the provisions of the Internal Revenue Code. The Company annually may make a qualified non-elective contribution in an amount it determines, and may also make discretionary profit-sharing contributions. In 2009, the Company made a contribution equal to 25% of the first 4% of each participating employee’s contribution, up to an annual maximum of $2,000 per employee. This “matching” program was suspended for 2010. The amount the Company contributed to each named executive officer in 2009 is reflected in column (i) of the Summary Compensation Table. We have a similar plan as governed and regulated by Canadian law, where we make matching contributions with the same limitations as our 401(k) plan, to our Canadian employees.

In the United Kingdom, our employees are covered by a defined contribution program. The employees become eligible to participate three months after they begin employment. The plan is designed as a retirement benefit program into which we pay a fixed 7% of the annual employees’ salary into the plan. In The Netherlands, our employees are covered by a defined contribution program. All employees become eligible after one month of employment. Contributions are based on a pre-defined percentage of the employee’s earnings. The percentage contribution is based on the employee’s age, with two-thirds of the contribution made by us and one-third made by the employee.

Mobile Mini maintains no other retirement plan under which executives or any other employees may earn the right to receive benefits upon retirement.

Perquisites and Other Personal Benefits

Mobile Mini provides the named executive officers with minimal perquisites and other personal benefits. The costs of the perquisites and personal benefits for the named executive officers for the fiscal year ended December 31, 2009 are included in column (i) of the Summary Compensation Table.

Employment Agreements / Severance

Steven Bunger- Employment Agreement with Chief Executive Officer.  On May 28, 2008, the Company entered into an Amended and Restated Employment Agreement with Mr. Bunger. This employment agreement provides for Mr. Bunger’s continued employment as President and Chief Executive Officer of the Company for a term commencing on May 28, 2008 and expiring on December 31, 2010. Notwithstanding this fixed term, the employment agreement automatically renews for successive one-year periods beginning on December 31, 2008 and on each December 31st thereafter, unless the Company or Mr. Bunger gives 90-day prior written notice of an intention to terminate employment on the last day of the then-current employment period. In December 2009, the Company entered into an amendment with Mr. Bunger relating to the removal or modification of certain post-employment benefits as a result of changes in the U.S. tax code.

Under the employment agreement, Mr. Bunger’s 2009 base annual salary was $540,750. The base salary will be reviewed annually by the Company’s board of directors or the Compensation Committee. Mr. Bunger is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. He is eligible for all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. He will also receive certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month.

The Company may terminate the employment agreement for Cause (as defined in the agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or similar willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the agreement upon Mr. Bunger’s disability or by written notice (with termination by written notice being effective only if approved by a majority of the board of directors of the Company).

Mr. Bunger may terminate the employment agreement for Good Reason (as defined in the agreement), including upon (i) his demotion in status, title, position, or responsibilities, (ii) a reduction in base salary or failure by the Company to pay any salary or benefits due within 15 days, (iii) discontinuation or reduction of material compensation or benefit plans in which he was participating, (iv) Company insolvency or bankruptcy, (v) material breach of the employment agreement by the Company, (vi) purported termination for Cause by the Company where such Cause does not exist, (vii) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, or (viii) relocation of Mr. Bunger to an office outside the Phoenix metropolitan area. Mr. Bunger may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change of Control of the Company (as defined in the agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the board of directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Bunger other than for Good Reason, Mr. Bunger or his estate is entitled to any Accrued Compensation (as defined in the agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Bunger for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change of Control of the Company, Mr. Bunger is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, two times the sum of his then-current annual base salary (“Salary”) and the Payment Amount (defined in the employment agreement as his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, three times the sum of his Salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Bunger and his dependents for a period of up to 36 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Bunger other than for Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The employment agreement also provides that Mr. Bunger will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Mark Funk — Employment Agreement with Chief Financial Officer.  On October 15, 2008, Mobile Mini entered into an employment agreement with Mr. Funk. Mr. Funk became the Company’s Executive Vice President on November 3, 2008 and assumed the Chief Financial Officer position following the filing of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2008. The agreement automatically renews for successive one-year periods beginning on December 31, 2009 and on each December 31st thereafter, unless the Company or Mr. Funk gives 90-days prior written notice of an intention to terminate employment on the last day of the then-current employment period. In December 2009, the Company entered into an amendment with Mr. Funk relating to the removal or modification of certain post-employment benefits as a result of changes in the U.S. tax code.

Under the agreement, Mr. Funk was paid a 2009 base annual salary of $351,488. The base salary will be reviewed annually. Mr. Funk is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Mr. Funk is eligible for all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, and an automobile allowance of $600 per month. Additionally, the Company reimbursed Mr. Funk for his reasonable moving expenses, provided him $1,000 per month for six months to help off-set his commuting expenses, and provided up to three months standard business hotel accommodations while he completed his move.

The Company may terminate the employment agreement for Cause (as defined in the agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, or (iii) willful violation of any law, rule or regulation in connection with the performance of duties. The Company may also terminate the agreement upon Mr. Funk’s disability or by written notice.

Mr. Funk may terminate the employment agreement for Good Reason (as defined in the agreement), including upon (i) assignment to Mr. Funk of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, or (vi) relocation of Mr. Funk to an office outside the Phoenix metropolitan area. Mr. Funk may also voluntarily terminate the employment agreement by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change of Control of the Company (as defined in the agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the board of directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Funk other than for Good Reason, he or his estate is entitled to any Accrued Compensation (as defined in the agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Funk for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change of Control of the Company, Mr. Funk is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary (“Salary”) and the Payment Amount (defined in the employment agreement as 45% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his Salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Funk and his dependents for a period of up to 12 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Funk for other than Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The agreement also provides that Mr. Funk will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment. Additionally, Mobile Mini and Mr. Funk entered into Mobile Mini’s standard indemnity agreement for its directors and officers.

Jody Miller.  On December 18, 2008, the Company entered into an employment agreement with Mr. Miller. Mr. Miller became the Company’s executive vice president with the initial title of Chief Operating Officer — North America for a term commencing on January 5, 2009 and expiring on December 31, 2009. The agreement automatically renews for successive one-year periods beginning on December 31, 2009 and on each December 31st thereafter, unless the Company or Mr. Miller gives 90-day prior written notice of an intention to terminate employment on the last day of the then-current employment period.

Under the employment agreement, Mr. Miller’s annual base salary is $264,600. The base salary will be reviewed annually. Mr. Miller is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Mr. Miller is eligible for all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. He received a 2009 equity grant consisting of restricted stock having a fair market value of $300,000 on the date of the award. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, reimbursement of travel expenses and the payment of his automobile lease, following the expiration of which the Company will give him an automobile allowance of $650 per month.

The Company may terminate the employment agreement for Cause (as defined in the agreement), including upon (i) commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company, (ii) dishonesty or willful misconduct in the performance of duties, (iii) willful violation of any law, rule or regulation in connection with the performance of duties, or (iv) material breach of the employment agreement by Mr. Miller. The Company may also terminate the agreement upon Mr. Miller’s disability or by written notice.

Mr. Miller may terminate the employment agreement for Good Reason (as defined in the agreement), including upon (i) assignment to Mr. Miller of material duties inconsistent with those originally contemplated by the employment agreement, (ii) a reduction in base salary (excluding “across the board” reductions for all senior executives), (iii) breach of the employment agreement by the Company, (iv) purported termination for Cause by the Company where such Cause does not exist, (v) in the case of assignment of the employment agreement by the Company, failure of the Company to obtain from such assign an agreement to assume and agree to perform under the employment agreement, or (vi) the Company requiring Mr. Miller to travel away from the Kansas City area contrary to the terms of the employment agreement. Mr. Miller also may terminate the employment agreement voluntarily by 90-day prior written notice to the Company.

The employment agreement may terminate upon a Change of Control of the Company (as defined in the agreement), including (i) an acquisition by any person of more than 35% of the voting shares of the Company, (ii) a change in more than 1/3 of the members of the board of directors, or (iii) the consummation of a merger, consolidation, reorganization, liquidation or dissolution, or sale of all or substantially all of the assets of the Company.

Upon termination by the Company for Cause, death or disability, or upon voluntary termination by Mr. Miller other than for Good Reason, Mr. Miller or his estate is entitled to any Accrued Compensation (as defined in the agreement) and, in the case of death or disability, a prorated amount of his cash bonus (determined by the average cash bonus amount paid in the preceding two years). Upon (i) termination by Mr. Miller for Good Reason, (ii) termination by the Company without Cause, or (iii) termination within one year of a Change of Control of the Company, Mr. Miller is entitled to any Accrued Compensation plus a lump-sum severance payment of an amount equal to (a) in the case of Good Reason or without Cause, one times the sum of his then-current annual base salary (“Salary”) and the Payment Amount (defined in the employment agreement as 70% of his annual base salary in effect in the year in which termination occurs), and (b) in the case of a Change in Control and termination within one year thereafter, two times the sum of his Salary and the Payment Amount. In addition, the Company will continue to pay certain health insurance amounts for Mr. Miller and his dependents for a period of up to 24 months. Upon a Change in Control or a termination of employment (not including termination by the Company for Cause or voluntary termination by Mr. Miller for other than Good Reason), his equity-based compensation awards shall vest in full in most circumstances.

The agreement also provides that Mr. Miller will not solicit employees or customers of the Company during his employment or within two years of the termination of his employment.

Ron Halchishak.  On April 30, 2008, the Company entered into an employment agreement with Mr. Halchishak. Mr. Halchishak became the Company’s Managing Director in Europe for a term of continuous employment commencing on July 17, 2007. The agreement continues until such time as Mr. Halchishak shall reach the normal and contractual age of retirement under the agreement unless the Company or Mr. Halchishak gives 12 months prior written notice of an intention to terminate employment.

Under the employment agreement, Mr. Halchishak’s annual base salary is £121,750. The base salary will be reviewed annually. Mr. Halchishak is eligible for an incentive bonus subject to the terms and conditions of the Company’s incentive bonus plan and as the Compensation Committee may determine. Mr. Halchishak is eligible for all equity-based employee benefit plans maintained by the Company including, but not limited to, the Company’s 2006 Equity Incentive Plan. He also receives certain other benefits, including participation in all employee benefit plans, vacation and sick leave, reimbursement of travel expenses, mobile phone service for personal use and a Company car along with reimbursement of all expenses incident to its usage. Additionally, the Company agreed to pay the reasonable costs and expenses of shipping one motor vehicle from the United States to the United Kingdom and, upon termination of the agreement (for whatever reason), will pay all costs associated with Mr. Halchishak’s relocation to the United States from the United Kingdom, including the shipping of one automobile.

The Company may terminate the employment agreement for cause if Mr. Halchishak: (i) is found guilty of any gross misconduct affecting the business of the Company, (ii) commits any serious or repeated breach of terms of the employment agreement or refuses or neglects to comply with the reasonable and lawful directions of the Company, (iii) is, in the reasonable opinion of the Board, negligent or incompetent in the performance of his duties, (iv) is declared bankrupt, makes any arrangement with or for the benefit of his creditors or has certain court administration orders placed against him, (v) is convicted of any criminal offense other than routine traffic violations, (vi) becomes of unsound mind or a patient under any mental health statute, (vii) ceases to be eligible to work in the United Kingdom according to the laws therein, (viii) is guilty of any fraud or dishonesty, or (ix) acts in any manner that, in the opinion of the Company, is either materially adverse to the interests of the Company or that harms or is likely to harm the reputation of Mr. Halchishak or that of the Company. The Company also may terminate the agreement upon Mr. Halchishak’s disability, upon 12 months prior written notice or at any time by paying Mr. Halchishak an amount equivalent to his base salary and a pro-rated amount of his annual incentive bonus.

Mr. Halchishak may terminate the employment agreement voluntarily by 12 months prior written notice to the Company.

The agreement also provides that Mr. Halchishak will not solicit employees or customers of the Company during the term of his employment or within a period of up to 12 months of the termination of his employment.

Russell Lemley.  Mr. Lemley served as a Senior Vice President — Western Division and was subject to an employment agreement during 2009. However, as part of a management structure re-alignment, on February 1, 2010, the Company eliminated the Senior Vice President — West position held by Mr. Lemley and his employment in that position was terminated. Accordingly, he will not be a named executive officer for 2010 and is not subject to an employment agreement with the Company.

Although we have not entered into any long-term employment contracts with any other of our named executive officers, we have entered into other agreements with key employees. These agreements are terminable at will, with or without cause, and provide that the employee will not compete with the Company for a period, ranging from six months to two years, after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties. We have also entered into employment agreements with several of our key officers who were hired as a result of the Mobile Storage Group acquisition or since that time.

Deductibility of Executive Compensation

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1 million that is paid to certain individuals. The Company believes that compensation paid under the executive bonus plan to the named executive officers is fully deductible, except that the subjective bonus amount paid, in years prior to 2007, may not be deductible under certain circumstances which are not currently applicable to the Company, particularly since the amount of base salary and discretionary bonus amount paid to any executive did not exceed $1 million.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including awards under its 1999 Stock Option Plan and its 2006 Equity Incentive Plan in accordance with the requirements of ASC Topic 718. No grants or awards were made to executive officers in 2009 or 2008 under the 1999 Stock Option Plan, which terminated by its terms during 2009.

Summary Compensation Table

The following table sets forth the compensation earned during the applicable fiscal year by each individual who served as our Chief Executive Officer during 2009, each person who served as our Chief Financial Officer during 2009, and each of the other three most highly compensated executive officers of Mobile Mini who were executive officers as of the end of fiscal 2009. As discussed in footnote (3) below, compensation listed under “Option Awards” reflects compensation costs recognized by us for prior year grants, not any awards made during the years presented.

						Non-Equity
						Incentive	All
				Stock		Plan	Other
		Salary	Bonus	Awards	Option	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)(2)	Awards($)(3)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)		(j)

Steven G. Bunger	2009	540,750	—	632,559	—	—	11,675	(4)	1,184,984
Chairman, Chief	2008	525,000	183,750	468,564	—	—	14,504	(4)	1,191,818
Executive Officer, President	2007	500,000	—	669,497	—	300,534	21,882	(4)	1,491,913
Mark E. Funk*	2009	351,488	—	467,342	—	87,872	8,105	(5)	914,807
Executive Vice President,	2008	44,625	—	1,096,177	—	—	9,519	(5)	1,150,321
Chief Financial Officer
Ron Halchishak*(7)	2009	195,436	—	125,962	—	26,643	98,202	(6)	446,243
Senior Vice President,
Managing Director-European Division
Russell C. Lemley	2009	244,850	—	135,004	—	4,488	14,022	(8)	398,364
Senior Vice President,	2008	257,500	49,750	99,996	—	—	11,203	(8)	418,449
Western Division	2007	245,000	—	225,042	—	49,556	7,325	(8)	526,923
Jody E. Miller*	2009	264,600	—	202,492	—	10,635	28,525	(9)	506,252
Executive Vice President,
Chief Operating Officer

Footnotes to Summary Compensation Table

*	Mr. Funk joined the Company on November 3, 2008 and Messrs. Halchishak and Miller joined the Company after the combination with Mobile Storage Group in June 2008.

(1)	Our Compensation Committee awarded shares of restricted stock to certain of our employees, including the chief executive officer and the other named executive officers, under our 2006 Equity Incentive Plan. Non-performance based shares awarded in 2009 vest in four equal annual installments with the first vesting occurring on the first anniversary of the award date. Performance-based shares awarded in 2009 vest in annual installments if we achieve stated adjusted EBITDA (e.g., earnings before interest expense, debt restructuring costs (if any during the measurement period), provision for income taxes, depreciation and amortization, as adjusted) performance targets over the four year period beginning with the first fiscal anniversary date. Shares awarded in 2008 vest in four equal annual installments, with the first vesting occurring on the first anniversary of the award date. The Company did not award any performance-based awards in 2008. In 2007 half of the shares of restricted stock awarded vests in four equal annual installments, with the first vesting occurring on the first anniversary of the award date. The other half of the shares of restricted stock awarded in 2007 vest in annual installments if we achieve stated adjusted EBITDA (e.g., earnings before interest expense, debt restructuring costs (if any during the measurement period), provision for income taxes, depreciation and amortization, as adjusted) performance targets over the four year period beginning with the first fiscal anniversary date. If we do not achieve the EBITDA target for a particular year, none of the performance-based shares of restricted stock for that year will vest. Any of the performance-based shares that do not vest in a particular year may nevertheless vest in a subsequent year if we meet or exceed the cumulative EBITDA target.

Upon termination of the executive officer’s status as an employee during the vesting period, non-vested shares of restricted stock shall be forfeited and reacquired by us.

(2)	The value of stock awards included in this column represent the aggregate fair market value of the grants calculated by the number of shares granted times the market value of our common stock on the date of the award or with the case of performance-based grants the date the award was approved by the Compensation Committee. In 2009, performance-based grants awarded in 2009 and in 2007 were evaluated based upon the probable outcome of the performance conditions being achieved. The revised values are reflected in the table above. In 2009, $347,415 in performance-based stock awards for the named executive officers were expected to vest, out of an aggregate grant-date fair value of $1,158,050. For 2007, as a result of the re-evaluation of the probable outcome of the performance conditions, $298,272 of performance-based stock awards for the named executive officers were expected to vest, out of an aggregate grant-date fair value of $497,119. If estimates of the probable outcome of the performance conditions change, up to the full aggregate fair value could vest. The ultimate value received by an executive, if any, of a non-vested share award will depend on the share price of our common stock on the date an executive sells those shares once the restrictions are removed. The 2009 grant date fair value granted to Mr. Bunger, Mr. Funk, Mr. Halchishak, Mr. Lemley and Mr. Miller was $12.31 per share for performance-based awards and $15.10 per share for non-performance-based awards. The grant date fair value for non-performance awards was $13.73 and $19.01 per share in 2008 and 2007, respectively, and $15.85 per share for performance-base awards granted in 2007. In addition, Mr. Funk also received non-vested share awards with a grant date fair value of $16.01 per share in 2008.

(3)	We did not award stock options to any individual named in the Summary Compensation Table in any fiscal year covered by the table.

(4)	Mr. Bunger’s perquisites and other personal benefits include networking organization and other membership organization fees, convention and related travel fees and reimbursements of miscellaneous costs such as home communications equipment, use of Company containers and other personal costs incurred due to Company responsibilities: 2009 includes auto allowance of $7,200, membership organization fees of $2,750 and matching contributions under the 401(k) Plan of $1,725; 2008 includes matching contributions under the 401(k) Plan of $2,000, payment of organization fees and related expenses of $6,877, an auto allowance of $3,877 and reimbursement of miscellaneous expenses of $1,750; 2007 includes matching contributions under the 401(k) Plan of $500, payment of organization fees and related expenses of $20,964 and reimbursement of miscellaneous expenses of $418.

(5)	2009 includes auto allowance of $7,200 and temporary lodging arrangements of $905; 2008 includes auto allowance of $942, relocation expenses of $8,517 and reimbursement of miscellaneous expenses of $60.

(6)	Includes tax equalization pay estimate of $83,714 to be paid in 2010, and an auto allowance and related expenses of $14,488.

(7)	Amounts paid in Pound Sterling were converted to USD in 2009 using a yearly average conversion rate of 1.56593.

(8)	2009 includes auto allowance of $6,000, matching contributions under the 401(k) Plan of $2,000, payment under a non-compete agreement of $5,000 and miscellaneous expenses of $1,022; 2008 includes matching contributions under the 401(k) Plan of $2,000, payment under a non-competition agreement of $5,000, an auto allowance of $3,231 and reimbursement of miscellaneous expenses of $972.

(9)	Includes matching contributions under the 401(k) Plan of $1,754, lodging arrangements of $11,159, lease auto payments of $14,849 and reimbursement of miscellaneous expenses of $763.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards during 2009 to the officers named in the Summary Compensation Table.

In addition, on February 17, 2010, our Compensation Committee approved a bonus plan for the fiscal year ending December 31, 2010 under which we may pay non-equity incentive compensation to our named executive officers based upon the Company achieving certain performance targets. These amounts are included below.

									All
									Other	All
									Stock	Other
									Awards:	Option
									Number	Awards:		Grant
									of	Number	Exercise	Date
			Estimated Future Payouts			Estimated Future Payout			Shares	of	or Base	Fair Value
		Equity	Under Non-Equity Incentive			Under Equity Incentive			of	Securities	Price of	of Stock
		Incentive	Plan Awards			Plan Awards			Stock	Underlying	Option	and Option
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or	Options	Awards	Awards
Name	Grant Date	Approved Date	($)	($)	($)	(#)	(#)	(#)	Units(#)(1)	(#)	($/Sh)	($)

Steven G. Bunger	12/11/2009	1/20/2009	—	540,750	1,081,500	—	11,419	38,064	32,582			632,558
Mark E. Funk	12/11/2009	1/20/2009	—	351,488	702,975	—	8,437	28,122	24,072			467,342
Ron Halchishak(2)	12/11/2009	1/20/2009	—	90,584	181,169	—	2,274	7,580	6,488			125,962
Russell C. Lemley	12/11/2009	1/20/2009	—	110,183	220,365	—	2,437	8,123	6,954			135,003
Jody E. Miller	12/11/2009	1/20/2009	—	185,220	370,440	—	3,656	12,185	10,430			202,492

(1)	The restricted stock award made to each named executive officer vests (and the risk of forfeiture lapses) in equal annual installments over the four years following data of award.

(2)	Amounts in Pound Sterling were converted to USD using a yearly average conversion rate of 1.56593.

Outstanding Equity Awards at Fiscal Year-End

The following table discloses certain information regarding all outstanding equity awards at fiscal year end for each of the officers named in the Summary Compensation Table, as of December 31, 2009. Some values contained in the table below have not been, and may never be, realized. The options might never be exercised and the value, if any, will depend on the share price on the exercise date. In addition, the awards of restricted stock are subject to forfeiture and the value, if any, will depend on the share price on the date an executive sells those shares once the restrictions are removed.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
			Equity					Number	Market or
			Incentive					of	Payout
			Plan				Market	Unearned	Value of
			Awards:			Number	Value of	Shares,	Unearned
	Number of	Number of	Number of			of Shares	Shares or	Units or	Shares,
	Securities	Securities	Securities			or Units	Units of	Other	Units or
	Underlying	Underlying	Underlying			of Stock	Stock	Rights	Other
	Unexercised	Unexercised	Unexercised	Option		That Have	That	That Have	Rights That
	Options	Options	Unearned	Exercise	Option	not	Have not	not	Have not
	Exercisable(1)	Unexercisable(1)	Options	Price	Expiration	Vested(3)	Vested(2)	Vested(4)	Vested(2)
	(#)	(#)	(#)	($)	Date	#	($)	(#)	($)
Name(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Steven G. Bunger
2001	300,000			16.46	12/13/2011
2002	16,000			7.33	12/03/2012
2003	100,000			9.93	11/19/2013
2004	100,000			14.11	11/02/2014
2005						6,666	93,924
2006						3,721	52,429	7,442	104,858
2007						11,737	165,374	11,736	165,360
2008						25,595	360,634
2009						32,582	459,080	38,064	536,322
Mark E. Funk
2008						50,140	706,473
2009						24,072	339,174	28,122	396,239
Ron Halchishak
2008						20,787	292,889
2009						6,488	91,416	7,580	106,802
Russell C. Lemley
2000	2,000			10.51	12/13/2010
2001
2002	1,000			7.33	12/3/2012
2003	3,000			9.93	11/19/2013
2004	16,000			14.11	11/2/2014
2005						2,000	28,180
2006						1,094	15,414	2,189	30,843
2007						3,945	55,585	3,944	55,571
2008						5,462	76,960
2009						6,954	97,982	8,123	114,453
Jody E. Miller
2008						22,138	311,924
2009						10,430	146,959	12,185	171,687

(1)	All option awards are granted ten years prior to the corresponding option expiration date, and the options vest in equal installments with the first installment vesting on the six-month anniversary of the grant date and annually thereafter.

(2)	Amounts represent the closing price of our common stock on December 31, 2009 of $14.09, times the number of unvested shares.

(3)	All shares vest in four equal annual installments on the anniversary of the date of award.

(4)	All shares vest in four equal annual installments commencing in the month following the anniversary of the date of award, respectively, subject to the Company achieving EBITDA performance targets established at by the Compensation Committee. See “Compensation Discussion and Analysis” set forth elsewhere herein for a description of the performance targets.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise or vesting of equity awards during years indicated and the amount realized on such exercise or vesting for each of the officers named in the Summary Compensation table.

	Option Awards			Stock Awards
		Number of Shares		Number of Shares
		Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name		Exercise (#)	Exercise ($)(1)	(#)	Vesting(2) ($)

Steven G. Bunger	2009	—	—	34,380	466,195
Mark E. Funk	2009	—	—	21,919	314,753
Ron Halchishak	2009	—	—	6,929	100,456
Russell C. Lemley	2009	—	—	9,956	133,619
Jody E. Miller	2009	—	—	7,381	107,415

(1)	We did not award stock options to any individual named in the above table in 2009.

(2)	These amounts are equal to the closing price of our common stock on the NASDAQ Stock Market on the vesting date times the number of shares vested.

Post-Employment Compensation

Pursuant to employment agreements with each of Messrs. Bunger, Funk and Miller, we will make specified payments to the employee if either the employee’s employment is terminated involuntarily as determined under the agreement, for any reason other than cause, or if there is a change of control. The employment agreements and the post-employment compensation payable thereunder, are described in more detail above under the caption “Compensation Discussion and Analysis — Employment Agreements / Severance.”

COMPENSATION COMMITTEE INTERLOCKS

Messrs. Goble (Chairman), McConnell, McNamee, Swani and Watts were members of the Compensation Committee during 2009, and Mr. Martell became a member of the committee following his appointment as a director in January 2010. None of these directors was an executive officer or otherwise an employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served on any other company’s compensation committee.

COMPENSATION COMMITTEE

Mobile Mini’s executive compensation program is administered by the Compensation Committee of the Board of Directors, which is comprised only of independent directors as that term is defined in Nasdaq rules. The Compensation Committee is to discharge the Board’s responsibilities relating to the compensation of our directors and executive officers. As a part of its duties, the Compensation Committee reviews compensation levels and performance of our executive officers. The Compensation Committee also administers our short and long-term incentive programs, which include our equity incentive plans and our bonus plans for various executive officers.

The Compensation Committee has in the past, and may in the future, delegate authority to review and approve the compensation of certain of our employees to Steven G. Bunger, our Chief Executive Officer or other senior executive officers. Even where the Compensation Committee has not delegated that authority, our senior executive officers, including Mr. Bunger, evaluate employee performance, establish performance targets and objectives and provide recommendations to the Compensation Committee regarding compensation to be paid to certain of our employees.

The Compensation Committee’s charter provides that the Compensation Committee shall have the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant and such other advisors to assist in the evaluation of director, Chief Executive Officer or senior executive compensation. The charter further provides that the Compensation Committee has the sole authority to retain and terminate any such consulting firm and has the sole authority to approve any such consulting firm’s fees and other retention terms.

Pursuant to the authority granted to it in its charter, during 2006 and 2007 the Compensation Committee engaged Pearl Meyer & Partners to review the competitiveness of its compensation program for our non-employee directors and our senior executive officers. The Committee engaged Pearl Meyer & Partners during 2008 for the limited purpose of furnishing updated compensation information, and did not otherwise use the services of a consultant during 2008. The Committee did not use a consultant when setting planned 2009 compensation. It has recently retained Pearl Meyer & Partners to review executive compensation but no report has been delivered.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included elsewhere in this Proxy Statement with management. Based on this review and the discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, for filing with the Securities and Exchange Commission.

Compensation Committee

Jeffrey S. Goble (Chair)
Stephen A McConnell
Frederick G. McNamee
Sanjay Swani
Michael L. Watts

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of April 15, 2010 with respect to the beneficial ownership of shares of our stock by:

•	each of our directors, director nominees and named executive officers;

•	all of our directors and executive officers as a group; and

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock or our Series A Preferred Stock.

Each share of Series A Preferred Stock is convertible into one share of our common stock, at a conversion price of $18.00 per share.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of April 15, 2010 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of April 15, 2010 have been exercised.

Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

2010 Proxy Statement

		Common Stock
			Percent of
	Foot Note	Number of	Class
Name	reference #	Shares Owned	Owned

Directors and Executive Officers:
Steven G. Bunger	1	976,593	2.6%
Mark E. Funk	2	148,151	*
Jeffrey S. Goble	3	37,068	*
Ron Halchishak	4	48,226	*
James J. Martell		11,764	*
Stephen A McConnell	5	98,018	*
Frederick G. McNamee, III		9,340	*
Jody E. Miller	6	59,756	*
Sanjay Swani		9,351	*
Lawrence Trachtenberg	7	418,595	1.1%
Michael L. Watts	8	34,018	*
All directors and executive officers as a group (16 persons)	9	2,476,240	6.6%
5% Holders:
Thomas W. Smith	10	3,052,269	8.4%
T. Rowe Price Associates, Inc.	11	3,006,006	8.3%
Shamrock Activist Value Fund	12	3,029,462	8.3%
BlackRock, Inc.	13	2,649,319	7.3%
Dimensional Fund Advisors LP	14	2,497,772	6.9%
Columbia Wanger Asset Management, L.P.	15	2,036,750	5.6%
Welsh, Carson, Anderson & Stowe X, L.P.	16	6,669,268	15.5%

	Preferred Stock

Jody E. Miller	31,860	*
Welsh, Carson, Anderson & Stowe X, L.P.	6,669,268	81.4%

*	Less than 1%.

(1)	Includes: 49,000 shares of common stock owned by Bunger Holdings, L.L.C.; 211,386 shares of common stock owned by REB/BMB Family Limited Partnership, of which Mr. Bunger is a member or partner; 20,269 shares of common stock; 6,326 shares of common stock held in the Mobile Mini 401(k) plan; 516,000 shares of common stock subject to exercisable options; and 173,612 shares of restricted stock which are forfeitable until vested.

(2)	Includes: 21,919 shares of common stock and 126,232 shares of restricted stock which are forfeitable until vested.

(3)	Includes: 23,318 shares of common stock and 13,750 shares of common stock subject to exercisable options.

(4)	Includes: 6,929 shares of common stock and 41,297 shares of restricted stock which are forfeitable until vested.

(5)	Includes: 75,518 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(6)	Includes: 4,482 shares of common stock; 166 shares of common stock held in the Mobile Mini 401(k) plan and 55,108 shares of restricted stock which are forfeitable until vested.

(7)	Includes: 78,310 shares of common stock held in trust; 4,020 shares of common stock held indirectly; 6,591 shares of common stock held in the Mobile Mini 401(k) plan; 296,000 shares of common stock subject to exercisable options; and 33,674 shares of restricted stock which are forfeitable until vested.

(8)	Includes: 11,518 shares of common stock and 22,500 shares of common stock subject to exercisable options.

(9)	Includes: 894,756 shares of common stock; 972,950 shares of common stock subject to exercisable options; and 608,534 shares of restricted stock which are forfeitable until vested. Includes the following executive officers who are not required to be named in the above table: Kyle G. Blackwell, Jon D. Keating, Deborah K. Keeley, Ronald E. Marshall, and Christopher J. Miner.

(10)	Based solely on Amendment No. 10 to Schedule 13G jointly filed by Thomas W. Smith, Scott J. Vassalluzzo and Steven M. Fischer with the SEC on February 16, 2010. The filers report in the schedule that they in the aggregate beneficially own 2,553,098 of the shares in their capacities as investment managers for certain managed accounts. Mr. Smith beneficially owns 3,052,269 shares and has sole voting power with respect to 619,000 of the shares, sole dispositive power with respect to 804,250 of the shares, and has shared voting and shared dispositive power with respect to 2,248,019 of the shares; Mr. Vassalluzzo beneficially owns 2,375,848 shares and has sole voting power with respect to 27,000 of the shares, sole dispositive power with respect to 127,829 of the shares, and has shared voting and shared dispositive power with respect to 2,248,019 of the shares; Mr. Fischer has sole voting and sole dispositive power with respect to none of the shares and has shared voting power and shared dispositive power with respect to 2,188,019 of the shares. The principal office of Messrs. Smith, Vassalluzzo, and Fischer is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(11)	Based solely on Amendment No. 11 to Schedule 13G jointly filed by T. Rowe Price Associates, Inc. (“TRP”), and T. Rowe Price New Horizons Fund, Inc. (“Fund”), with the SEC on February 12, 2010. TRP has sole voting power with respect to 849,806 of the shares and sole dispositive power with respect to 3,006,006 of the shares, and Fund has sole voting power with respect to 2,150,000 shares. TRP is an Investment Adviser registered under the Investment Advisers Act of 1940 (an “Investment Adviser”) and Fund is an Investment Company registered under the Investment Company Act of 1940. The address for TRP and Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.

(12)	Based solely on Amendment No. 3 to Schedule 13D filed jointly by Shamrock Activist Value Fund, L.P. (“SAVF”), Shamrock Activist Value Fund IV, L.P. (“SAVF IV”), Shamrock Activist Value Fund GP, L.L.C. (“General Partner”), Shamrock Partners Activist Value Fund, L.L.C. (“Shamrock Partners”) and Stanley P. Gold with the SEC on April 14, 2010. SAVF has shared voting power and shared dispositive power with respect to 1,895,515 of the shares, SAVF IV has shared voting power and shared dispositive power with respect to 1,133,947 of the shares, General Partner has shared voting power and shared dispositive power with respect to 3,029,462 of the shares and Shamrock Partners have sole voting power and sole dispositive with respect to 3,029,462of the shares. Mr. Gold has sole and shared voting power and sole and shared dispositive power with respect to none of the shares. In this amendment, these entities disclosed that all of the investment of SAVF and SAVF IV, including their shares of the Company, will either be distributed in kind to the partners of SAVF and SAVF IV or sold on an exchange or in privately negotiated transactions. The address for SAVF, SAVF IV, General Partner and Shamrock Partners is 4444 W. Lakeside Drive, Burbank, California, 91505.

(13)	Based solely on Schedule 13G filed by BlackRock, Inc. (“BlackRock”), with the SEC on January 29, 2010, the schedule states that it amends the most recent Schedule 13G filing, if any, made by BlackRock and the most recent Schedule 13G filing, if any, made by Barclays Global Investors, NA and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the “BGI Entities”) with respect to the subject class of securities of the above-named issuer. On December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors from Barclays Bank PLC. BlackRock has sole voting power with respect to 2,649,319 shares. BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G) of the Exchange Act. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

(14)	Based solely on Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 8, 2010. DFA has sole voting power with respect to 2,442,844 shares and sole dispositive power with respect to 2,497,772 shares. DFA is an Investment Advisor and its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(15)	Based solely on Amendment No. 2 to Schedule 13G filed by Columbia Wanger Asset Management, L.P. (“Columbia”) and Columbia Acorn Trust (“CAT”) with the SEC on February 11, 2010. Columbia has sole voting power with respect to 1,936,750 of the shares and sole dispositive power with respect to 2,036,750 shares. The schedule states that the shares include shares held by CAT, a Massachusetts business trust that is advised by Columbia. Columbia is an Investment Adviser and its address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(16)	Based solely on Schedule 13D filed jointly by Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”), WCAS Capital Partners IV, L.P. (“WCAS CP IV”), and WCAS Management Corporation (“WCAS”), with the SEC on July 7, 2008. WCAS X has sole voting and sole dispositive power with respect to 6,356,319 shares issuable upon conversion of preferred stock; WCAS CP IV has sole voting and sole dispositive power with respect to 307,431 shares issuable upon conversion of preferred stock; and WCAS has sole voting and sole dispositive power with respect to 5,518 shares issuable upon conversion of preferred stock. Each of WCAS X and WCAS CP IV has a sole general partner and the managing members of the general partners include 15 individuals, one of whom is Mr. Swani, who serves as a director of Mobile Mini. The address of each of WCAS X, WCAS CP IV and WCAS is 320 Park Avenue, Suite 2500, New York, New York 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in Mobile Mini shares with the Securities and Exchange Commission. Based on a review of reports filed by our directors, executive officers and beneficial holders of ten percent (10%) or more of our shares, and based upon representations from those persons, all stock ownership reports required to be filed by those reporting persons during 2009 were timely made, except for the failure by Kyle G. Blackwell to timely file a Form 4 relating to a December 2009 sale. An amended and corrected Form 4 has since been filed.

RELATED PERSON TRANSACTIONS

We lease a portion of the property comprising our Phoenix location and the property comprising our Tucson location from entities owned by Steven G. Bunger and his siblings. Steven G. Bunger is our President, Chief Executive Officer and Chairman of the Board. Annual lease payments under these leases totaled approximately $178,000 in 2009. The term of each of these leases expires on December 31, 2013. Each lease provides for rent adjustments based upon annual changes in the consumer price index. The Board reviewed and considered prevailing market rental rates for comparable properties, determined that the new rental rates approximate the fair market rental value of each property, and authorized the Company to enter into these leases for the properties.

Mobile Mini leases its Rialto, California facility from Mobile Mini Systems, Inc., a corporation wholly owned by Barbara M. Bunger, the mother of Steven G. Bunger. Annual lease payments in 2009 under this lease were approximately $307,000. The Rialto lease expires on April 1, 2016. Management believes that the rental rates reflect the fair market rental value of these properties.

Pursuant to its written charter, the Audit Committee must review and approve in advance all related person transactions. In determining whether to approve a related person transaction, the Audit Committee looks to whether the related person transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties. The Audit Committee will also consider such other factors as it may determine in the circumstances of a particular transaction.

The Audit Committee and the independent members of the Board of Directors have reviewed the terms of each of the transactions described above, and approved the related person transaction.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so that they are received at our principal executive offices no later than the close of business on December 31, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, in order to be properly brought before the 2011 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present (other than a matter brought pursuant to SEC Rule 14a-8), or the person or persons the stockholder wishes to nominate as a director, must be delivered to our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days before the date of the 2011 Annual Meeting; however, in the event that we do not publicly disclose or notify stockholders by mail of the date of the 2011 Annual Meeting at least 100 days prior to the date of such meeting, a stockholder’s notice must be delivered to our Corporate Secretary not more than 10 days after the date on which we make public disclosure or mail to stockholders notice of the 2011 Annual Meeting date. We intend to hold our 2011 Annual Meeting in June 2011. As a result, if, for example, we hold our 2011 Annual Meeting on June 30, 2011 and publicly disclose or notify stockholders by mail of the date of the 2011 Annual Meeting at least 100 days prior to June 30, 2011, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC Rule 14a-8) must be received no earlier than March 1, 2011, and no later than March 31, 2011.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Mobile Mini will not consider any proposal or nomination that does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2011 Annual Meeting must be addressed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

Our 2009 Annual Report to Stockholders is available electronically and will be mailed to requesting stockholders. The Annual Report is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this proxy statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our Annual Report to Stockholders, Notice of Internet Availability of Proxy Materials and our Proxy Statement. Upon written or oral request, we will deliver a separate copy of the Annual Report to Stockholders, Notice of Internet Availability of Proxy Materials and/or Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing us at our investor relations firm at The Equity Group, Inc., 800 Third Avenue, 36th Floor, New York, New York 10022, telephone (212) 836-9609.

Tempe, Arizona
Dated: April 30, 2010

MOBILE MINI, INC. 7420 S. KYRENE RD. SUITE 101 TEMPE, AZ 85283-4578
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you
vote FOR the following:	☐	☐	☐

1.	Election of Directors
Nominees

01	Frederick G. McNamee	02 Lawrence Trachtenberg

The Board of Directors recommends you vote FOR the following proposal(s):

		For	Against	Abstain
2	Ratification of the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2010.	☐	☐	☐

3	Advisory Vote on Executive Compensation.	☐	☐	☐

NOTE: When properly executed, this proxy will be voted as directed. If no direction is given, the proxies will vote for each of proposals 1, 2, and 3. If any other matters properly come before the meeting, the proxies will vote as the Board may recommend.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.
PROXY SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 23, 2010
The undersigned appoints Steven G. Bunger and Mark E. Funk, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of MOBILE MINI, INC. (“Mobile Mini”), to be held on June 23, 2010, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of Mobile Mini held of record by the undersigned on April 27, 2010.
IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR EACH OF THE PROPOSALS. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES WILL VOTE AS THE BOARD MAY RECOMMEND.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions